Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-143959, 333-165841, 333-171251, 333-183133, 333-187537, 333-189606 and 333-198054) of Bioptix, Inc., (formerly Venaxis, Inc.) (the "Company") of our report dated March 23, 2016, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the effects of the adjustments to retroactively apply the impact of the reverse stock split) on the financial statements of the Company, which report appears in the Annual Report on Form 10-K of Bioptix, Inc., for the year ended December 31, 2016.

/s/ GHP Horwath P.C.
GHP Horwath, P.C.

Denver, Colorado
March 31, 2017